EXHIBIT 99.1

Linn Energy to Sell Woodford Shale Acreage in Central Oklahoma for $229 Million

Houston, Texas, October 9, 2008 – Linn Energy, LLC (Nasdaq: LINE) announced today that it has entered into a purchase and sale agreement to sell its deep rights in certain central Oklahoma acreage, which includes the Woodford Shale interval, for cash consideration of $229 million, subject to closing adjustments. The sale includes no producing reserves and Linn Energy will retain the rights to the shallow portion of this acreage. Linn Energy anticipates closing during the fourth quarter 2008. Pro forma for the transaction, the Company expects to have available capacity of over $600 million, including cash on its balance sheet.

“Consistent with our strategy of monetizing non-core positions, we have sold approximately $1 billion of oil and gas assets during the last six months, creating value for our unitholders,” said Michael C. Linn, Chairman and Chief Executive Officer. “We believe that these transactions have benefited the Company by repositioning our asset base. With this sale, we expect to considerably strengthen our balance sheet and improve our financial flexibility. We feel confident in our ability to weather the current credit environment and continue to pay our distributions.”

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties that complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Clay Jeansonne
	Executive Vice President and CFO	Vice President – Investor Relations
	281-840-4169	281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements in this press release include but are not limited to statements about future distributions.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for gas, oil and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K and any other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.